MOUND, COTTON, WOLLAN & GREENGRASS
                               COUNSELLORS AT LAW

                             ONE BATTERY PARK PLAZA
                            NEW YORK, NY  10004-1486
                                  (212)804-4200
                               FAX: (212)344-8066
                               WWW.MOUNDCOTTON.COM

Albert J. Pinzon, Esq.
PARTNER
212-804-4207
APinzon@moundcotton.com

                                   March 23, 2005

Portaltochina.com, Inc.
1802-888 Pacific Street
Vancouver, BC V6Z256



               Re:  Portaltochina.com, Inc.
                    Registration Statement on Form SB-2


Gentlemen:

     This firm has been retained by Portaltochina.com, Inc. (the "Company"), in connection with the registration statement on Form SB-2 to be filed by the Company with the Securities and Exchange Commission relating to the sale of up to 2,500,000 shares of common stock (the "Registration Statement"). You have requested that we render our opinion as to whether the shares of common stock, par value $0.0001 per share (the "Stock"), proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

     In  connection  with  the  engagement,  we  have  examined  the  following:

(1)     the  articles  of  incorporation  of  the  Company;

(2)     the  bylaws  of  the  Company;

(3)     the  Registration  Statement;  and

(4)     resolutions  of  the  Company's  board  of  directors.

     We have also examined such other corporate records and documents as we deemed necessary under the circumstances.

     Based upon the above examination, we are of the opinion that the 2,500,000 shares of Stock, when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be duly authorized, validly issued, fully paid and nonassessable.

     This  opinion  is  limited  to  the  corporate  laws of the State of Nevada
(Chapter 78A of the Nevada Revised Statutes), including all statutory provisions, the applicable provisions of the Constitution of the State of Nevada and the reported decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of any subsequent change in any matter discussed herein. Other than governmental agencies, no other person or entity may be furnished with a copy of this opinion by you or rely on this opinion without our express prior written consent.

     This firm consents to the use of this opinion as an exhibit to the Registration Statement and further consents to the use of the name of this firm wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.



                                   Very truly yours,


                                   /s/ Mound Cotton Wollan & Greengrass